As filed with the Securities and Exchange Commission on March 10, 2023

Registration No. 333- _____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BP p.l.c.

(Exact name of registrant as specified in its charter)

England and Wales	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 St. James’s Square

London SW1Y 4PD, England

(Address of principal executive offices)

BP p.l.c. Reinvent BP Plan

BP p.l.c. Reinvent BP Plan (B)

BP p.l.c. Restricted Share Plan II

BP p.l.c. IST Deferred Annual Bonus Plan 2015

(Full title of plan)

With a copy to:

Mark Crawford Senior Vice-President Legal, People & Culture BP America Inc. 501 Westlake Park Boulevard Houston, Texas 77079 (281) 366-2651	Eric Nitcher Executive Vice President, Legal BP p.l.c. 1 St. James’s Square London SW1Y 4PD, England +44 (20) 7496 4452
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 is being filed by BP p.l.c. (“BP” or the “Company”) for the purpose of registering Ordinary Shares of 25c each of BP (“Ordinary Shares”) in the following amounts: an additional 130,000,000 Ordinary Shares for issuance under the BP p.l.c. Reinvent BP Plan, an additional 6,000,000 Ordinary Shares for issuance under the BP p.l.c. Reinvent BP Plan (B), an additional 200,000,000 Ordinary Shares for issuance under the Restricted Share Plan II and an additional 60,000,000 Ordinary Shares for issuance under the IST Deferred Annual Bonus Plan 2015. The contents of the Registrant’s Form S-8 Registration Statements previously filed with the Securities and Exchange Commission on February 19, 2021 (File No. 333-253287) (with respect to the Reinvent BP Plan and Reinvent BP Plan (B)), December 8, 2014 (File No. 333-200795) (with respect to the Restricted Share Plan II) and December 8, 2014 (File No. 333-200796) (with respect to the IST Deferred Annual Bonus Plan 2015) are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents By Reference.

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (“Commission”) by BP and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

•	BP’s Annual Report on Form 20-F (SEC file number 001-06262) for the year ended December 31, 2022 (film number 23721513); and

•	the description of BP’s Ordinary Shares contained in Exhibit 2 to BP’s Annual report on Form 20-F for the fiscal year ended December 31, 2022.

In addition, all filings on Form 20-F and Form 11-K filed by BP pursuant to the Securities Exchange Act of 1934, as amended, and certain Reports on Form 6-K furnished by BP (which indicate on their cover pages that they are incorporated herein by reference), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or made.

Item 6. Indemnification of Directors and Officers

BP has entered into Deeds of Indemnity with the Directors and Secretary of BP by which BP agrees and confirms that the provisions of Article 137 of BP’s Articles of Association (as the same may from time to time be amended or modified) (the “Indemnity”) shall be enforceable directly by them against BP. The Directors and Secretary must promptly give BP written notice of any matter or circumstance which may give rise to a claim under the Indemnity and permit BP (where appropriate) to participate in and assume the defense of any action, suit or proceeding or governmental or other investigation of which they are made or threatened to be made a party and which may give rise to a claim under the Indemnity.

Article 137 of BP’s Articles of Association currently provides:

“Subject to the provisions of and so far as may be consistent with the Companies Acts, every current or former director, Secretary, or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.”

The following provisions of the Companies Act 2006 provide as follows:

“232 Provisions protecting directors from liability

(1)

Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void except as permitted by –

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

“233 Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

“234 Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against -

(a)	any liability of the director to pay -

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director -

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose -

(a)	a conviction, judgment or refusal of relief becomes final -

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of, and

(b)	an appeal is disposed of -

(i)	if it is determined and the period of bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under -

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

“235 Qualifying pension scheme indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)

Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against -

(a)	any liability of the director to pay -

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose -

(a)	a conviction becomes final -

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of, and

(b)	an appeal is disposed of -

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”

“256 Associated bodies corporate

For the purposes of this Part –

(a)	bodies corporate are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.”

“239 Ratification of acts of directors

(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)	The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)

Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him.

This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section –

(a)	“conduct” includes acts and omissions;

(b)	“director” includes a former director;

(c)	a shadow director is treated as a director; and

(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)	Nothing in this section affects –

(a)	the validity of a decision taken by unanimous consent of the members of the company, or

(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)

This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.”

“1157 Power of court to grant relief in certain circumstances

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against –

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company)

it appears to the court hearing the case that the officer or person is or may be liable, but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust –

(a)	he may apply to the court for relief, and

(b)

the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)

Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

In addition, BP procures and intends to continue procuring, directors’ and officers’ liability insurance coverage for the benefit of such directors and officers, which, subject to policy terms and conditions, provides coverage to such directors and officers in circumstances in which BP, its subsidiaries and associated entities are not permitted or are otherwise unable or unwilling to meet by way of indemnity. No entity coverage for the benefit of BP is currently included as part of that insurance policy. While defense costs may be met, neither BP’s indemnity nor the insurance provides coverage in the event that a director or officer is the subject of criminal or regulatory fines or penalties or is proved to have acted fraudulently or dishonestly.

Item 8. Exhibits.

The following Exhibits are filed herewith unless otherwise indicated

Exhibit No.	Description

4.1	Memorandum and Articles of Association of BP p.l.c. (incorporated by reference to Exhibit 1 to BP’s Annual Report on Form 20-F for the year ended 31 December 2015).

4.2	BP p.l.c. Reinvent BP Plan (incorporated by reference to Exhibit 4.1 to BP’s Registration Statement on Form S-8 (File No. 333-253287)).

4.3	BP p.l.c. Reinvent BP Plan (B) (incorporated by reference to Exhibit 4.2 to BP’s Registration Statement on Form S-8 (File No. 333-253287)).

4.4	BP p.l.c. Restricted Share Plan II (incorporated by reference to Exhibit 4.1 to BP’s Registration Statement on Form S-8 (File No. 333-200795)).

4.5	BP p.l.c. IST Deferred Annual Bonus Plan 2015 (incorporated by reference to Exhibit 4.1 to BP’s Registration Statement on Form S-8 (File No. 333-200796)).

5.1	Opinion of Managing Counsel – Treasury of BP p.l.c.

23.1	Consent of Deloitte LLP, independent registered public accounting firm, London, England

23.2	Consent of Netherland, Sewell & Associates, Inc.

24.1	Powers of Attorney (included in the signature page of this registration statement)

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on March 10, 2023.

BP p.l.c.
(Registrant)

By:	/s/ Ben J.S. Mathews
Name: Ben J.S. Mathews
Title: Company Secretary

POWER OF ATTORNEY

Each director and officer of the Registrant whose signature appears below hereby constitutes and appoints Mark Crawford, the agent for service named in the registration statement, and appoints each of Murray Auchincloss, Ben Mathews, and Eric Nitcher, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any amendments to this registration statement on Form S-8 necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as such attorney-in-fact deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Titles	Date

/s/ Helge Lund	Non-Executive Director	March 10, 2023
Helge Lund	(Chairman)

/s/ Bernard Looney	Executive Director	March 10, 2023
Bernard Looney	Group Chief Executive
(Principal Executive Officer)

/s/ Murray Auchincloss	Executive Director	March 10, 2023
Murray Auchincloss	(Chief Financial Officer)

/s/ Karen Richardson	Non-Executive Director	March 10, 2023
Karen Richardson

/s/ Johannes Teyssen	Non-Executive Director	March 10, 2023
Johannes Teyssen

/s/ Pamela Daley	Non-Executive Director	March 10, 2023
Pamela Daley

/s/ Amanda Blanc	Non-Executive Director	March 10, 2023
Amanda Blanc

/s/ Melody Meyer	Non-Executive Director	March 10, 2023
Melody Meyer

/s/ Tushar Morzaria	Non-Executive Director	March 10, 2023
Tushar Morzaria

/s/ Paula Rosput Reynolds	Non-Executive Director	March 10, 2023
Paula Rosput Reynolds

/s/ Sir John Sawers	Non-Executive Director	March 10, 2023
Sir John Sawers

/s/ Satish Pai	Non-Executive Director	March 10, 2023
Satish Pai

/s/ Hina Nagarajan	Non-Executive Director	March 10, 2023
Hina Nagarajan

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity and on the date indicated.

Authorized Representative in the United States:

BP America Inc.

By:	/s/ Mark Crawford
Name: Mark Crawford
Title: Senior Vice President, Legal, People & Culture

March 10, 2023